Exhibit 99.1

Friendly Ice Cream Corporation Prices $175 Million of 8.375% Senior
                                Notes

    WILBRAHAM, Mass.--(BUSINESS WIRE)--March 3, 2004--Friendly Ice Cream Corporation (AMEX: FRN) today announced that it has priced $175 million aggregate principal amount of 8.375% senior notes due 2012 in a private placement to eligible purchasers. The private placement will be made only to qualified institutional buyers within the United States under Rule 144A and non-U.S. investors outside the United States under Regulation S.
    Friendly's intends to use the net proceeds from the offering, together with available cash and approximately $4 million under its revolving credit facility, to purchase or redeem its existing 10.5% senior notes due December 1, 2007. The offering is expected to close on or about March 8, 2004.
    The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.
    This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

    CONTACT: Friendly Ice Cream Corporation
             Investment Contact:
             Deborah Burns, 413-543-2400 Ext. 3317
             or
             Media Contact:
             Maura Tobias, 413-543-2400 Ext. 2814